SCHEDULE 14C INFORMATION

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Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

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PACIFIC SELECT FUND

LARGE-CAP GROWTH PORTFOLIO

INFORMATION STATEMENT DATED JULY 10, 2013

This document (“Information Statement”) provides information concerning a new portfolio manager and a new portfolio management agreement for the Large-Cap Growth Portfolio and is being mailed on or about July 18, 2013 to the shareholders of record as of July 10, 2013.

We are not asking you for a proxy and you are requested not to send us a proxy.

I.     Introduction and Background

The Pacific Select Fund (the “Fund”) Board of Trustees (the “Board” or “Trustees”) approved a change in portfolio manager and a new portfolio management agreement with respect to the Large-Cap Growth Portfolio (the “Portfolio”), effective May 1, 2013. Information about the new portfolio manager is included in the Fund’s prospectus dated May 1, 2013, as supplemented. Under the Investment Company Act of 1940, as amended (the “1940 Act”), a change in portfolio manager requires shareholder approval of a new portfolio management agreement; however, pursuant to an exemptive order issued to Pacific Life Insurance Company (“Pacific Life”) by the Securities and Exchange Commission (“SEC”) on October 13, 1999 and relied upon by the Fund and Pacific Life Fund Advisors LLC (“PLFA” or “Adviser”), in accordance with the terms of the exemptive order, PLFA and the Fund can hire, terminate, and replace, as applicable, portfolio managers and enter into new portfolio management agreements (except, as a general matter, portfolio managers affiliated with PLFA) without shareholder approval. The additional information provided herein concerning the portfolio manager change is being provided pursuant to the requirements of the exemptive order.

At an in-person board meeting on December 12, 2012, based upon a recommendation from PLFA, the Board, including all of the Independent Trustees, who are not “interested persons” as that term is defined in the 1940 Act (“Independent Trustees”), determined not to renew the Portfolio Management Agreement for the Large-Cap Growth Portfolio with the prior portfolio manager, and that agreement terminated on December 31, 2012. At its in-person board meeting on December 12, 2012, based upon a recommendation from PLFA, the Board approved the appointment of BlackRock Investment Management, LLC (“BlackRock” or “BIM”), as the interim portfolio manager and approved an interim portfolio management agreement with BlackRock effective January 1, 2013, pursuant to Rule 15a-4 under the 1940 Act. During the period that it served as the interim portfolio manager, BlackRock managed the Portfolio using its large-cap growth index strategy. At an in-person board meeting on March 14, 2013, the Board, including all of the Independent Trustees, approved, effective May 1, 2013, a new Portfolio Management Agreement with BlackRock with respect to the Large-Cap Growth Portfolio (the “BlackRock Portfolio Management Agreement”) and appointed BlackRock as the Portfolio Manager for this Portfolio. BlackRock’s appointment as the Portfolio Manager and the Board’s approval of the BlackRock Portfolio Management Agreement were made in accordance with the exemptive order issued by the SEC with regard to the Portfolio and do not require shareholder approval. Pursuant to the BlackRock Portfolio Management Agreement, BlackRock manages the Portfolio using its actively managed large-cap growth strategy. In order to facilitate these changes, a portion of the Portfolio’s holdings were sold and new investments purchased in accordance with recommendations by the new Portfolio Manager or management team. PLFA and/or the Portfolio retained a transitioning agent in order to help reduce the transaction costs associated with the purchase and sale of the Portfolio’s holdings in connection with this transition.

II.     Board Consideration of the New Portfolio Management Agreement

In evaluating the BlackRock Portfolio Management Agreement, the Board, including the Independent Trustees, considered the factors described below. Additionally, the Board considered the various screening processes that PLFA utilizes in identifying a proposed new portfolio manager, including screening for qualified firms through the use of quantitative data and information gathered from independent third-party databases, as well as the due diligence conducted by PLFA on the investment resources and personnel of a portfolio manager and an assessment of the investment strategies used by a portfolio manager and the due diligence previously conducted by the Fund’s Chief Compliance Officer (“CCO”). In addition, the Board reviewed the specific criteria and information evaluated by PLFA during the selection process of BlackRock, including information about other firms considered by PLFA, and PLFA’s analysis in reaching its conclusion to recommend BlackRock as the new Portfolio Manager. The Trustees also considered that PLFA has historically exercised diligence in monitoring the performance of the fund managers, and has recommended and taken measures to attempt to remedy relative underperformance by a fund when PLFA and the Board believed appropriate.

In evaluating the BlackRock Portfolio Management Agreement, the Board, including all the Independent Trustees, considered the following factors, among others:

A.    Nature, Extent and Quality of Services to be Provided

The Trustees considered the benefits to shareholders of retaining BlackRock as the Portfolio Manager, particularly in light of the nature, extent, and quality of the services expected to be provided by BlackRock. In this regard, the Trustees considered various materials relating to the proposed Portfolio Manager, including copies of the proposed BlackRock Portfolio Management Agreement; copies of BlackRock’s Form ADV; financial information; and other information deemed relevant to the Trustees’ evaluation, including comprehensive assessments from senior management of PLFA. The Trustees considered that under the BlackRock Portfolio Management Agreement, BlackRock would be responsible for providing the investment management services for the Portfolio’s assets, including investment research, advice and supervision, and determining which securities would be purchased or sold by the Portfolio. The Trustees considered the quality of the management services expected to be provided to the Large-Cap Growth Portfolio over both the short- and long-term, the organizational depth and resources of BlackRock, including the background and experience of BlackRock’s management and the expertise of the portfolio management team, as well as the investment strategies, processes and philosophy to be used with respect to the investment strategy. The Trustees considered that the portfolio management team (the “PM Team”) at BlackRock that would be responsible for the day-to-day management of the Portfolio was led by the same lead portfolio manager and supported by certain of the same core team members that had been responsible for the management of the Portfolio while at a previous portfolio management firm. The Trustees noted that PLFA’s recommendation to engage BlackRock to actively manage the Portfolio was the completion of a two phase transition plan recommended by PLFA to address the departure of the PM Team from that previous portfolio management firm.

In addition, the Trustees considered BlackRock’s written compliance policies and procedures and noted that the Fund’s CCO had previously provided an assessment of BlackRock’s compliance program, as required under Rule 38a-1 of the 1940 Act, and its code of ethics.

In making these assessments, the Trustees took note of the due diligence PLFA conducted with respect to BlackRock, PLFA’s and the Board’s prior experience with BlackRock and with the proposed PM Team while they were employed by the previous portfolio management firm, and were aided by the assessment and recommendation of PLFA and the in-person presentation and materials provided by BlackRock.

The Board concluded it was satisfied with the nature, extent and quality of the investment management services anticipated to be provided to the Large-Cap Growth Portfolio by BlackRock under the BlackRock Portfolio Management Agreement.

B.    Performance

The Trustees considered PLFA’s efforts and process to search for and screen advisory firms that are qualified to manage a large-cap growth portfolio. The Trustees considered that while certain core members of the PM Team that left the previous portfolio management firm had joined BlackRock, PLFA nonetheless conducted a broad search process to identify an appropriate replacement Portfolio Manager. This search process resulted in PLFA’s identification of BlackRock to serve as Portfolio Manager with regard to the day-to-day investment activities of the Large-Cap Growth Portfolio. The Trustees considered a number of factors in connection with its consideration of this matter and in connection with approval of the related BlackRock Portfolio Management Agreement, as described below.

The Trustees considered information about the historical performance of the PM Team for similar investment strategies as those proposed for the Large-Cap Growth Portfolio (the “Comparable Performance”). The Trustees considered the Comparable Performance against a pertinent benchmark and against the applicable peer group for the one-, three-, five-, and ten-year periods as of December 31, 2012. The Trustees also considered the Comparable Performance against a pertinent benchmark and an applicable peer group for the previous seven calendar years. Additionally, the Trustees considered performance information presented by PLFA for another potential manager of the Portfolio. The Trustees also considered the need for BlackRock to adhere to the Portfolio’s general investment mandate in order to function appropriately in the Portfolio Optimization Portfolios.

The Board determined that the performance record of the PM Team was acceptable.

C.    Advisory and Portfolio Management Fees

The Trustees considered information regarding the comparative advisory fees charged under other investment advisory contracts of the Portfolio Manager with regard to other investment accounts with substantially similar investment strategies as the Large-Cap Growth Portfolio. The Trustees also considered that the proposed sub-advisory fees payable to BlackRock under the Portfolio Management Agreement contain breakpoints and were lower than the sub-advisory fees which had been paid to the previous portfolio management firm. The Trustees considered that the advisory fee schedule would remain unchanged from the current fee schedule for the Portfolio, but that PLFA had agreed to an advisory fee waiver that would reduce the total advisory fees paid by shareholders as long as BlackRock remains the Portfolio Manager of the Large-Cap Growth Portfolio. In comparing the proposed fees to be paid by the Portfolio to fees charged by BlackRock for other similarly managed accounts, the Trustees noted differences in the level of services provided by BlackRock on these other accounts as well as differences in the nature or size of the accounts, the costs associated with managing the accounts and regulatory burdens. The Trustees noted that the fee rates were the result of arms’-length negotiations between PLFA and BlackRock, and that the Large-Cap Growth Portfolio’s sub-advisory fees are paid by PLFA and are not paid directly by the Large-Cap Growth Portfolio. Additionally, the Trustees considered that there are certain costs associated with a change in the portfolio management firm due principally to restructuring of the Portfolio, and that BlackRock will reimburse the Portfolio for brokerage commissions paid as a result of trading activity due to the change. Accordingly, the change in Portfolio Manager is not expected to materially impact the operating expenses paid by shareholders.

The Board concluded that the compensation payable under the BlackRock Portfolio Management Agreement is fair and reasonable.

D.    Costs, Level of Profits and Economies of Scale

The Trustees considered that it was difficult to accurately determine or evaluate the projected profitability of the BlackRock Portfolio Management Agreement to BlackRock because it managed substantial assets and had multiple business lines, and further, any such assessment would involve assumptions regarding its allocation policies, capital structure, cost of capital, business mix and other factors. Accordingly, the Trustees focused their consideration on other information provided in connection with this matter, given the arms’-length nature of the relationship between PLFA and BlackRock with respect to the negotiation of the Portfolio’s sub-advisory fees, and the fact that such fees are paid by PLFA.

The Board concluded that the Large-Cap Growth Portfolio’s fee structure reflected in the BlackRock Portfolio Management Agreement is fair and reasonable.

E.    Ancillary Benefits

The Trustees received from PLFA and BlackRock information concerning other benefits that may be received by BlackRock and its affiliates as a result of their relationship with the Large-Cap Growth Portfolio, including commissions that may be paid to broker-dealers affiliated with the Portfolio Manager and the anticipated use of soft-dollars by the Portfolio Manager. In this regard, the Trustees noted that BlackRock represented that it does not anticipate utilizing an affiliated broker-dealer and that it anticipates using soft dollar credits generated by Portfolio commissions to pay for research services. The potential benefits that may be derived by BlackRock from its relationship with the Large-Cap Growth Portfolio could include larger assets under management, and reputational benefits, which are consistent with those generally derived by sub-advisers to mutual funds.

The Trustees considered potential benefits to be derived by BlackRock from its relationship with the Large-Cap Growth Portfolio and that such benefits were consistent with those generally derived by sub-advisers to mutual funds or were otherwise not unusual.

F.    Conclusion

Based on their review, including the consideration of each of the factors referred to above, the Board found that: (i) the BlackRock Portfolio Management Agreement is in the best interests of the Large-Cap Growth Portfolio and its shareholders; and (ii) the compensation payable under the BlackRock Portfolio Management Agreement is fair and reasonable. No single factor was determinative of the Board’s findings, but rather the Trustees based their determination on the total mix of information available to them.

III.     The New Portfolio Management Agreement

The BlackRock Portfolio Management Agreement is substantially similar to the portfolio management agreement with the prior portfolio manager. BlackRock will, subject to the supervision of the Adviser, provide a continuous investment program for the Portfolio and determine the composition of the assets of the Portfolio, including the evaluation, investment, purchases and/or sales and reinvestment of the Portfolio’s assets in accordance with its investment goal, strategies, policies and restrictions. BlackRock bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of the Portfolio Manager’s services provided under the BlackRock Portfolio Management Agreement. The Portfolio is responsible for its own expenses including, but not limited to, investment advisory fees, administration fees, custody fees, brokerage and transaction expenses, fees for pricing services, registration fees and costs of regulatory compliance, and fees for professional services, including legal and auditing services. Except as may otherwise be required by the 1940 Act, other applicable laws, applicable regulations or other provisions of the BlackRock Portfolio Management Agreement, BlackRock is not subject to any liability for, nor subject to any damages, expenses or losses in connection with, any act or omission connected with or arising out of any services rendered under the BlackRock Portfolio Management Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties under the BlackRock Portfolio Management Agreement or by reason of BlackRock’s reckless disregard of its obligations and duties under the BlackRock Portfolio Management Agreement or by breach of any provision of the BlackRock Portfolio Management Agreement, including breach of any representation, warranty or undertaking. The BlackRock Portfolio Management Agreement will continue in effect for a period of two years from the effective date, and will continue from year to year thereafter, subject to approval annually by the Board or by the shareholders of the Portfolio and also, in either event, approval of a majority of the Independent Trustees. The BlackRock Portfolio Management Agreement may be terminated without penalty at any time by any of the parties upon 60 days’ prior written notice to the other parties.

There was no change to the advisory fee rate paid by the Large-Cap Growth Portfolio to the Adviser in connection with the portfolio manager change. The Adviser has contractually agreed to waive 0.045% of its advisory fee through April 30, 2014. The agreement will terminate: (i) if the investment advisory agreement is terminated, (ii) upon ninety days’ prior written notice by the Portfolio or (iii) if the BlackRock Portfolio Management Agreement is terminated. During the period when the prior portfolio manager managed the Portfolio, the Adviser had contractually agreed to waive 0.025% of its advisory fee. There was a change to the sub-advisory fee rate paid by the Adviser to the portfolio manager in connection with the portfolio manager change.

The sub-advisory fee rate under the prior portfolio management agreement and the new sub-advisory fee rate under the BlackRock Portfolio Management Agreement are referenced below:

Prior Fee Schedule[1]	New Fee Schedule[2]
0.400% on the first $25 million	0.380% on the first $25 million
0.350% on next $225 million	0.330% on next $225 million
0.250% on next $1.75 billion	0.230% on next $1.75 billion
0.200% on excess of $2 billion	0.200% on excess of $2 billion

[1]	When determining the breakpoint rate under the prior portfolio management agreement, the average daily net assets of the Large-Cap Growth
Portfolio were aggregated with the average daily net assets of the PL Large-Cap Growth Fund, a series of Pacific Life Funds (“Combined Assets”), which was managed by the prior portfolio manager.

[2]	When determining the breakpoint rate under the BlackRock Portfolio Management Agreement, the average daily net assets of the Large-Cap Growth
Portfolio are aggregated with the average daily net assets of the PL Large-Cap Growth Fund, a series of Pacific Life Funds (“Combined Assets”), which is managed by BlackRock.

The sub-advisory fees paid by the Adviser to the prior portfolio manager through December 31, 2012 were paid pursuant to a portfolio management agreement dated May 1, 2009, as amended. For the period January 1, 2012 through December 31, 2012, the portfolio’s sub-advisory management fees paid or owed by the Adviser to the prior portfolio manager totaled $3,352,008.41. Had the new sub-advisory fee rate been in effect for the same period, the Fund’s sub-advisory fees paid or owed by the Adviser would have been $3,103,003.78. This amount would have been a decrease in such fees paid by the Adviser of approximately 7.43%. For the Portfolio’s fiscal year ended December 31, 2012, the Portfolio did not pay any brokerage commissions to an affiliated broker of BlackRock.

The sub-advisory fee rate paid by the Adviser to BlackRock for the period from January 1, 2013 to April 30, 2013, pursuant to the interim portfolio management agreement, was 0.04% on the first $300 million and 0.02% on amounts in excess of $300 million of the combined assets of the Fund and of the other portfolios of the Fund, and the funds of Pacific Life Funds that were managed by

BlackRock. During this period, the portfolio management fees paid or owed by the Adviser for the Portfolio totaled $90, 630.98. During the period that BlackRock managed the Portfolio pursuant to the interim portfolio management agreement, the Adviser agreed to waive approximately 0.275% of its advisory fee.

BlackRock Investment Management, LLC (“BIM”) is wholly-owned by Trident Merger, LLC and is an indirect, wholly-owned subsidiary of BlackRock, Inc., one of the largest publicly traded investment management firms in the U.S. BlackRock, Inc. is an affiliate of PNC Financial Services Group, Inc. BIM is a registered investment adviser and a commodity pool operator organized in 1999. BIM’s address is 1 University Square Drive, Princeton, New Jersey 08540. As of March 31, 2013, BlackRock, Inc. including its affiliates’ total assets under management were $3.94 trillion.

BIM acts as investment adviser to the following registered investment companies, which have a similar objective to the Portfolio.

Portfolio Name	Net Assets[1]	Compensation Rate	Waived/ Reduced
BlackRock Capital Appreciation Fund	$4.45 billion	0.610% of average daily net assets	No
BGF US Growth Fund	$156.73 million	1.50% of average daily net assets (Class A)	No
BlackRock Capital Appreciation V.I. Fund	$352.9 million	0.650% of average daily net assets	No
BlackRock Capital Appreciation Series Fund	$133.6 million	0.350% of average daily net assets	No
Confidential Sub-advised Fund #1	$600 million	0.400% on first $300 million; 0.350% on next $700 million; and 0.300% on excess	No
Confidential Sub-advised Fund #2	$475.7 million	0.400% on first $100 million; 0.375% on next $200 million; 0.350% on next $200 million; 0.325% on next $500 million; and 0.300% on excess	No
Confidential Sub-advised Fund #3	$1.7 billion	0.400% on first $300 million; 0.325% on next $700 million; and 0.300% on excess	No

[1]	As of March 31, 2013

As of March 31, 2013, BIM’s principal executive officers are:

Principal Executive Officers[1]	Principal Occupation
Laurence Fink	Chief Executive Officer
Robert Kapito	President
Paul Audet	Senior Managing Director
Matthew Mallow	General Counsel and Senior Managing Director
Amy Engel	Treasurer and Managing Director
Robert Fairbairn	Senior Managing Director
Peter Fisher	Senior Managing Director
Bennett Golub	Chief Risk Officer and Senior Managing Director
Charles Hallac	Chief Operating Officer and Senior Managing Director
Richard Kushel	Senior Managing Director
Mark McCombe	Senior Managing Director and Chairman of Asia-Pacific
Barbara Novick	Senior Managing Director
Russell McGranahan	Secretary and Managing Director
Ann Marie Petach	Chief Financial Officer and Senior Managing Director
Linda Gosden Robinson	Senior Managing Director and Head of Marketing and Communications
Kendrick Wilson	Vice Chairman

[1]	The business address for each above individual with respect to the individual’s position at BIM is c/o BlackRock Investment Management, LLC. — 1 University Square Drive, Princeton, New Jersey 08540.

No officer or Trustee of the Fund is an officer, director or shareholder of BlackRock, Inc. (including its affiliates).

Additional Information

Additional information about BlackRock is available in Pacific Select Fund’s Statement of Additional Information, as supplemented, a copy of which may be obtained by calling the appropriate number set forth below.

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The Fund’s annual report for the fiscal year ended December 31, 2012 has been sent to shareholders. The Fund’s semi-annual report for the fiscal half-year ended June 30, 2012 was previously sent to shareholders. Both of these reports are available upon request without charge by contacting Pacific Select Fund by:

Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660

Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660

Telephone:	Pacific Life’s Annuity Contract Owners: 1-800-722-4448
Pacific Life’s Annuity Financial Professionals: 1-800-722-2333
Pacific Life’s Life Insurance Policy Owners: 1-800-347-7787
PL&A’s Annuity Contract Owners: 1-800-748-6907
PL&A’s Life Insurance Policy Owners: 1-888-595-6997

Website:	www.PacificLifeAndAnnuity.com

To help reduce Fund expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect to not participate in Householding by contacting the Fund through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to Pacific Select Fund.

The Fund’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Fund. Both are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Fund’s distributor is Pacific Select Distributors, Inc., 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

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